Exhibit 99.2

TheStreet, Inc. Announces New Employment Agreement with

Jim Cramer Through 2021

NEW YORK, November 13, 2017 — TheStreet, Inc. (NASDAQ: TST), a leading financial news and information provider, announced today that it has entered into a new four-year agreement with Jim Cramer, the Company’s founder, financial markets commentator and a director of the Company. Mr. Cramer will continue his role trading his multi-million-dollar Charitable Trust portfolio at Action Alerts PLUS (www.actionalertsplus.com). He will also continue to host events, author articles and provide video content for the Company’s subscription products and distribution channels, most notably Real Money (www.realmoney.com) and TheStreet.com. The new agreement is effective January 1, 2018 and will expire on December 31, 2021.

“The Company greatly benefits from the many contributions of our founder, Jim Cramer, the most recognized personality in financial media,” said Dave Callaway, President and CEO of TheStreet. “Jim’s continued commitment to TheStreet is a strong validation of the positive direction the Company is headed. Having Jim here and motivated to grow our consumer business will allow the company to maximize its potential and return value to our shareholders.”

“I am thrilled to re-sign with the company I founded over 20 years ago. I truly believe that TheStreet has a bright future ahead of itself and I look forward to contributing to its success for years to come,” concluded Jim Cramer, founder of TheStreet.

About TheStreet, Inc.

TheStreet, Inc. (NASDAQ: TST, www.t.st) is a leading financial news and information provider to investors and institutions worldwide. The Company's namesake brand, TheStreet (www.thestreet.com), is in its third decade of producing unbiased business news and market analysis for individual investors. The Company's portfolio of institutional brands includes The Deal (www.thedeal.com), which provides actionable, intraday coverage of mergers, acquisitions and all other changes in corporate control; BoardEx (www.boardex.com), a relationship mapping service of corporate directors and officers; and RateWatch (www.rate-watch.com), which supplies rate and fee data from banks and credit unions across the U.S.

Forward-Looking Statements

This press release contains forward-looking statements regarding TheStreet’s future strategic direction, sales, expanded and new product offerings, market position and growth. Such forward-looking statements are subject to risks and uncertainties, including those described in the Company’s filings with the Securities and Exchange Commission that could cause actual results to differ materially from those reflected in the forward-looking statements. The potential risks and uncertainties include, among others, the Company’s dependence on Jim Cramer, other key content distributors and key personnel, the Company’s ability to compete with new and existing competitors, the Company’s ability to protect its intellectual property and reputation, financial market conditions and general economic conditions. All forward-looking statements contained herein are made as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results or occurrences. The Company disclaims any obligation to update these forward-looking statements, whether as a result of new information, future developments or otherwise.

Contacts:

Eric Lundberg

Chief Financial Officer

TheStreet, Inc.

ir@thestreet.com

John Evans

Investor Relations
PIR Communications
415-309-0230
ir@thestreet.com